UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2014

CELLULAR BIOMEDICINE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-52282	86-1032927
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 University Avenue, #17 Palo Alto, California	94301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:     (650) 566-5064

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change in Chief Financial Officer

On January 3, 2014, the Board of Directors (the “Board”) of Cellular Biomedicine Group, Inc. (the “Company”) approved the appointment of Bizuo (Tony) Liu as the Company’s Chief Financial Officer.  Mr. Liu replaces Mr. Andrew Chan as Chief Financial Officer, who resigned from his post on January 3, 2014 and was appointed by the Board as Senior Vice President of Corporate Business Development to focus on partnership opportunities, market development, and licensing. The Company plans to amend its existing employment agreement with Mr. Chan to reflect his change in title to Senior Vice President of Corporate Business Development.  All other terms will remain unchanged.

Until January 2014, Mr. Liu served as Corporate Vice President at Alibaba Group responsible for Alibaba's overseas investments. After joining Alibaba in 2009, Tony held various positions, including Corporate Vice President at B2B corporate investment, corporate finance, and General Manager for the B2C global ecommerce platform.  From July 2011 to December 2012, he also served as Chief Financial Officer for HiChina, a subsidiary of Alibaba, a leading internet infrastructure service provider. Prior to joining Alibaba, Tony spent 19 years at Microsoft Corporation, where he served in a variety of finance leadership roles, including as General Manager of Corporate Strategy, looking after Microsoft's China investment strategy and corporate strategic planning process, and Corporate Accounting Director.  Mr. Liu earned a B.S. degree in Physics from Suzhou University, Suzhou, PRC and has completed MBA/MIS course work at Seattle Pacific University. Mr. Liu obtained his Washington State CPA certificate in 1992.

In connection with Mr. Liu’s appointment, the Company entered into an employment agreement with Mr. Liu, pursuant to which Mr. Liu will receive an annual base salary of $210,000.  Mr. Liu is also eligible to participate in the Company’s stock incentive plans and receive an option grant thereunder for the purchase of common stock of the Company at the discretion of the Board. The term of the agreement is effective as of January 3, 2014 for an initial three year period. After the initial three year term, if Mr. Liu continues to be employed, he will be employed on an at-will basis and his employment agreement shall automatically renew for successive one year terms, until and unless his employment is terminated.

If during the initial three year period, Mr. Liu is terminated for any reason other than death, disability, Cause (as defined in the agreement) or for no good reason, the Company shall be obligated to: (i) pay a severance amount equal to one times Mr. Liu’s base salary; (ii) accelerate and vest in full Mr. Liu’s stock options; (iii) subject to Mr. Liu’s election to receive COBRA, pay for the his COBRA premiums during the twelve month period commencing with continuation coverage for the month in which the date of termination occurs.

If Mr. Liu’s employment is terminated by the Company, upon or within two years following the date of a Change in Control (as defined in the agreement), the Company will (i) pay Mr. Liu a severance amount equal to two times Mr. Liu’s base salary; (ii) accelerate and vest Mr. Liu’s stock options effective immediately upon the date of termination within the two year period following the occurrence of a Change in Control; and (iii) subject to Mr. Liu’s election to receive COBRA, pay for his COBRA premiums during the twelve month period commencing with continuation coverage for the month in which the date of termination occurs.

A copy of the agreement with Mr. Liu is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Change in Audit Committee Chairman

Prior to his appointment as Chief Financial Officer, Mr. Liu resigned from his positions as director and Audit Committee Chairman as of January 3, 2014. On the same date, the Board elected Nadir Patel to replace Mr. Liu as director and Audit Committee Chairman.

Since July 2011 Mr. Patel has been serving as Assistant Deputy Minister, Corporate Planning, Finance and Information Technology, and Chief Financial Officer for Canada’s Department of Foreign Affairs, Trade and Development, which includes the responsibilities of strategic planning, finance, information management and technology, risk management and performance.  Previously, from April 2009 to July 2011, Mr. Patel served as Canada’s Consul General in Shanghai, promoting trade and investment between Canada and China. From summer 2007 to April 2009, he served as Chief Air Negotiator for Canada's Department of Foreign Affairs, Trade and Development, negotiating trade agreements and treaties on behalf of the Canadian government. Mr. Patel also serves on the Board of Governors of the International Development Research Centre (and on its Audit and Finance Committee), as well as the Ottawa Advisory Board of Wilfrid Laurier University’s School of Business and Economics. He has a Master of Business Administration (MBA) from New York University’s Stern School of Business, the London School of Economics and Political Science, and the HEC Paris School of Management.

Consistent with the Company’s director compensation policy, as an independent director, Mr. Patel will receive $30,000 per year for his services as a director.  In addition, as a Chairman of the Audit Committee, Mr. Patel is eligible to participate in the Company’s stock incentive plans and to receive a non-qualified option grant thereunder of up to 5,000 shares of the Company’s common stock.  Such option grant shall vest on the anniversary date of Mr. Patel’s appointment as Audit Committee Chairman.

Item 8.01.    Other Events.

On January 3, 2014, the Company issued a press release to announce the change in officer and director roles and titles, a copy of which is furnished as Exhibit 99.2 to this current report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Employment Agreement, dated January 3, 2014, by and between the Company and Tony Liu.

99.2	Press Release, dated January 3, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cellular Biomedicine Group, Inc.

Date: January 9, 2014	By:	/s/ Bizuo (Tony) Liu
Bizuo (Tony) Liu Chief Financial Officer